Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 10, 1998 in the Registration Statement (Form S-1) and related prospectus of Nordic Equity Partneres Corp. for the registration of 1,100,000 shares of its Common Stock and 1,650,000 Redeemable Common Stock Purchase Warrants.

/s/ Ernst & Young
Ernst & Young AS
Oslo, Norway


November 10, 1998